Exhibit 99.1

Allied Motion Announces Record Profit for the Quarter and Year Ended December 31, 2011

DENVER--(BUSINESS WIRE)--February 16, 2012--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved record revenues and net income for the year ended December 31, 2011. Net income for the year was $6,967,000 or $.81 per diluted share compared to net income of $3,585,000 or $.45 per diluted share for 2010. The results this year include an adjustment to the contingent consideration that was originally recorded as part of the purchase price for the Ostergrens Elmotor AB acquisition that was completed on December 30, 2010. The adjustment had the effect of increasing both pretax and after tax profit by $1,101,000 resulting from the final determination of the contingent payment amount. Excluding this adjustment, net income for 2011 was a record $5,866,000 or $.68 per diluted share.

Revenues for this year were a record $110,941,000 compared to $80,591,000 for last year, or a 38% increase. Of this 38% increase, revenues from existing businesses increased 12% and incremental revenues achieved by the two companies acquired in 2010, Ostergrens and Agile Systems Inc., a subsidiary acquired on June 3, 2010 and now operating as Allied Motion Canada, contributed 26% of the increase. Bookings for this year were $117,365,000 compared to $92,032,000 for last year with $22,878,000 of the $25,333,000 increase coming from the two acquired companies. Backlog at December 31, 2011 was a record $44,005,000 compared to $37,856,000 for the year ended December 31, 2010, or a 16.2% increase.

The Company also achieved record profit for the fourth quarter ended December 31, 2011 with net income of $2,716,000 or $.32 per diluted share compared to net income of $983,000 or $.12 per diluted share for the quarter ended December 31, 2010. This quarter’s pretax income and net income include the $1,101,000 reduction to the contingent consideration for the Ostergrens’ acquisition. Without this adjustment, profit for the fourth quarter ended December 31, 2011 was a record $1,615,000 or $.19 per diluted share. Revenues for the quarter increased 33% to $28,024,000 compared to $21,140,000 last year. Of the 33% increase in revenues, revenues from existing businesses increased 9% and incremental revenues achieved by Ostergrens contributed 24% of the increase. Bookings for the quarter ended December 31, 2011 were $31,001,000 compared to $18,877,000 for the same quarter last year with $7,992,000 of the $12,124,000 increase coming from Ostergrens.

Adjusted EBITDA for 2011 (excludes stock compensation expense and non-recurring items such as the $1,101,000 adjustment to the contingent consideration for Ostergrens) increased 46% to $11,376,000 for the current year compared to $7,776,000 last year.

“Reviewing 2011, we can clearly say that it was a success with record shipments, record incoming orders, record profits and record cash flow. We rewarded our shareholders by creating a cash dividend program and we received very positive feedback from many of our shareholders during the year. Beyond the numbers, our acquisitions integrated well and they provide us with several new opportunities for continued growth in the future. Speaking of opportunities, we carefully manage and track our new opportunity pipeline and it grew steadily throughout the year with many of the opportunities requiring multiple products produced by our company,” commented Dick Warzala, President and CEO of Allied Motion. “In December 2011, we brought our global team together and focused on a 'One Company – One Team' approach to update and create the Strategic Plan for the next 3-5 years. Reviewing the aggressive Goals and Objectives established by our team, it clearly indicates that our team is ready and willing to take Allied Motion to higher levels in the future. Our strong financial condition when combined with Allied Systematic Tools (AST) to continuously improve Quality, Delivery, Cost and focus on the creation of Innovative 'Motion Solutions That Change the Game' and create value for our customers, allows us to have a positive outlook for the continued long term growth of our company.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s February 17, 2012 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010	2011	2010
Revenues	$28,024	$21,140	$110,941	$80,591
Cost of products sold	19,455	14,956	77,410	57,899
Gross margin	8,569	6,184	33,531	22,692
Operating expenses	6,266	4,975	24,980	17,720
Adjustment to contingent consideration	(1,101)	--	(1,101)	--
Operating income	3,404	1,209	9,652	4,972
Interest expense	16	--	84	3
Other (income) expense	(7)	(20)	49	(197)
Income before income taxes	3,395	1,229	9,519	5,166
Provision for income taxes	(679)	(246)	(2,552)	(1,581)
Net income	$2,716	$983	$6,967	$3,585
PER SHARE AMOUNTS:
Diluted income per share	$0.32	$0.12	$0.81	$0.45
Diluted weighted average common shares	8,512	8,088	8,575	8,038

CONDENSED BALANCE SHEETS	December 31, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$9,155	$3,553
Trade receivables, net	11,689	11,753
Inventories, net	14,429	11,787
Other current assets	3,136	1,817
Total Current Assets	38,409	28,910
Property, plant and equipment, net	7,352	6,923
Deferred income taxes	4,326	5,533
Goodwill and intangible assets, net	8,600	9,640
Total Assets	$58,687	$51,006
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$157	$795
Accounts payable	6,598	6,506
Other current liabilities	9,385	7,210
Total Current Liabilities	16,140	14,511
Other long-term liabilities	6,225	6,551
Total Liabilities	22,365	21,062
Stockholders’ Investment	36,322	29,944
Total Liabilities and Stockholders’ Investment	$58,687	$51,006

	For the Year Ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2011	2010
Cash flows from operating activities:
Net income	$6,967	$3,585
Depreciation and amortization	2,171	1,815
Changes in working capital balances and other	(257)	1,768
Net cash provided by operating activities	8,881	7,168
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	--	(7,104)
Contingent consideration paid for acquisition	(332)	--
Purchase of property and equipment	(1,849)	(1,213)
Net cash used in investing activities	(2,181)	(8,317)
Net cash used in financing activities	(838)	513
Effect of foreign exchange rate changes on cash	(260)	(281)
Net increase in cash and cash equivalents	5,602	(917)
Cash and cash equivalents at beginning of period	3,553	4,470
Cash and cash equivalents at December 31,	$9,155	$3,553

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte
303-799-8520